Exhibit 99.1
Penson Worldwide, Inc. Comments on Anticipated Results for Fiscal Year 2007
Announces Buyback Plans to Purchase up to $25 million of Common Stock
Conference Call Scheduled for Thursday, July 5th at 8:30 AM Eastern Time
DALLAS, Texas, July 3, 2007 — Penson Worldwide, Inc. (NASDAQ: PNSN), a leading provider of execution, clearing and technology for global financial markets, today commented on anticipated results for Fiscal 2007, saying that they are now expected to be below Wall Street analyst estimates.
Previously, the Company has said it was “comfortable” with analysts’ range of net income for 2007 of $1.35 to $1.44 per share, with a consensus of $1.39 per share, but had not commented on analysts’ range for the second quarter of $0.34 to $0.36 per share, with a consensus of $0.35, as it is the Company’s general policy not to comment on quarterly earnings estimates.
The Company now believes net income for 2007 will be approximately $1.20 to $1.24 per share. A number of factors are expected to contribute to this shortfall including, primarily, lower net interest income due to asset mix, which impacted Penson Financial Services, Inc., its U.S. securities clearing subsidiary, and lower revenues at its Nexa Technologies, Inc. subsidiary, resulting from slower than anticipated new development revenues. The Company anticipates that slightly less than half of the annual earnings shortfall will occur in the second quarter.
Philip A. Pendergraft, Chief Executive Officer of Penson Worldwide, said the Company remains in very strong financial condition and expects to report near record quarterly revenues and net income for the second quarter. Mr. Pendergraft also said the Company’s long-term growth objectives remain unchanged.
“We are disappointed at having to make today’s announcement, but it recently became clear that our second quarter results would be below our expectations, which caused us to review our financial plan for the year,” said Mr. Pendergraft. “We have substantially achieved our three non-financial primary objectives for 2007 in completing the integration of the Schonfeld and GHCO acquisitions and the introduction of portfolio margining products. As we move into the second half of the year, we will be focused on new client acquisitions and marketing of portfolio margining at Penson Financial Services, as well as expense controls in all operating units.” He also indicated that the Company continues to look for ways to expand its businesses through acquisitions.
Mr. Pendergraft also announced that Penson’s Board of Directors, underscoring its confidence in the Company, has approved the expenditure of up to $25 million to buy back its common shares. The Company will finance the repurchase program with available cash and funds from an existing bank credit facility. Penson may repurchase shares in the open market or in privately negotiated transactions in accordance with applicable insider trading laws and other securities laws and regulations. The timing and extent of the repurchase will depend upon market conditions and other corporate considerations including self-imposed black-out periods during which the Company and its insiders are prohibited from trading in the Company’s common stock. The implementation of the repurchase program is subject to the consent of the bank group under the Company’s credit facility for which Guaranty Bank is the agent.
“We view these events as temporary, and remain confident in Penson’s long-term outlook for growth and increased profitability,” Mr. Pendergraft concluded.
The Company expects to report actual results for the quarter and six months ended June 30, 2007 by August 2, 2007.
Conference Call Scheduled
A conference call to discuss today’s news release will be held Thursday, July 5, 2007, at 8:30 AM (7:30 AM Central Time). The call will be accessible live via a webcast on the Investor Relations section of Penson’s website located at www.penson.com. Institutional Investors can access call details via Thomson Financial StreetEvents at www.streetevents.com. A webcast replay will be available shortly thereafter on both those sites.
About Penson Worldwide: www.penson.com
The Penson Worldwide group of companies provides execution, clearing, custody, settlement, and technology infrastructure products and services to financial services firms and others servicing the global financial services industry. The Penson Worldwide group of companies includes Penson Financial Services, Inc., Penson Financial Services Canada, Inc., Penson Financial Services Ltd., Nexa Technologies, Inc. and Penson GHCO among other companies. Headquartered in Dallas, Texas, Penson has served the clearing needs of all types of broker/dealers since 1995. Penson is The Flexible Choice in Global Financial Services.
Penson Financial Services, Inc. is a member of the Chicago Stock Exchange, the NASD, Inc., the Chicago Board Options Exchange, OneChicago, the International Securities Exchange, the NYSE Arca Exchange, the Options Clearing Corp, the MSRB, NSCC, ICMA, DTC, Euroclear, SIPC, AMEX and is a participant of the Boston Options Exchange (BOX). Penson Financial Services Canada, Inc. is a participating organization with the Toronto Stock Exchange, the Montreal Exchange, the TSX Venture Exchange, is regulated by the Investment Dealers Association of Canada, and is a member of the CIPF. Penson Financial Services, Ltd. is a member of the London Stock Exchange and is authorized and regulated by the Financial Services Authority. Penson GHCO is a registered Futures Commission Merchant and clearing member at the Chicago Mercantile Exchange, Chicago Board of Trade, London International Financial Futures Exchange, Intercontinental Exchange, International Petroleum Exchange, Minneapolis Grain Exchange and Clearing Corporation.

Forward-Looking Statements
Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Penson’s actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Contact:
Public Relations: Intermarket Communications, Andy Yemma, 212-754-5450, andy@intermarket.com, Erica Fidel, 212-754-5448, Erica@intermarket.com
Investor Relations: Anreder & Company, Gary Fishman, gary.fishman@anreder.com, Steven Anreder, steven.anreder@anreder.com, 212-532-3232